UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2023

IDEAYA Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38915	47-4268251
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7000 Shoreline Court, Suite 350

South San Francisco, California 94080
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 443-6209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	IDYA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On November 14, 2023, IDEAYA Biosciences, Inc. (the “Company”) entered into an Office Lease Agreement (the “Lease”), dated November 14, 2023, with AAT TORREY 13-14, LLC (“Landlord”). Pursuant to the Lease, the Company will lease approximately 6,000 square feet of office space at 11710 El Camino Real, San Diego, in replacement of and expansion to the Company’s current office space in San Diego. The Lease will have an initial term of four (4) years and three (3) months from the later of the date that Landlord substantially completes certain pre-occupancy work or December 1, 2023, and in any event no later than January 1, 2024. Pursuant to the Lease, the Company has one (1), 3-year option to renew the lease at the then-prevailing market rental rate. The Lease provides for total base rent over the initial term, net of rent abatement, of one million five hundred eighty-one thousand four hundred sixty-nine dollars in U.S. dollars ($1,581,469 USD). The Lease contains customary provisions allowing Landlord to terminate the Lease if the Company fails to remedy a breach of any of its obligations within specified time periods. The Company and Landlord have made customary representations, warranties and covenants in the Lease.

The foregoing is only a summary description of the terms of the Lease, does not purpose to be complete and is qualified in its entirety by reference to the Lease, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEAYA BIOSCIENCES, INC.
Date: November 17, 2023	By: /s/ Yujiro Hata Yujiro Hata President and Chief Executive Officer

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